        Exhibit 3(ii)

BYLAWS OF GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

ARTICLE I
MEETING OF SHAREHOLDERS

SECTION 1. The Annual Meeting of Shareholders shall be held at such time, on such date and at such place within or without the State of Colorado as the Board of Directors may determine from time to time.

SECTION 2. Special Meetings of Shareholders may be called by the Chairman or a majority of the Board of Directors at any time upon written notice given pursuant to law (which notice may be waived in accordance with law).

ARTICLE II
BOARD OF DIRECTORS

SECTION 1. The number of directors may be fixed by the Board of Directors from time to time to such number, not less than seven (7) nor more than twenty-five (25), as the Board may determine.

SECTION 2. Any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or otherwise, may be filled by the affirmative vote of a majority of directors then in office, even though less than a quorum, or by a sole remaining director. Directors shall be elected by the Board of Directors to serve until the next annual meeting of the Shareholders.

SECTION 3. A meeting of the Board may be called by the Chairman of the Board, by the Chairman of the Executive Committee, by such other Director as may from time to time be authorized by the Chairman of the Board, or by a majority of the Directors, on not less than 48 hours notice to the members of the Board specifying the place, date and time of the meeting. Meetings may be held at any time without notice if all members of the Board waive notice. If a meeting of the Board is called by anyone other than the Chairman of the Board, the person[s] calling such a meeting shall so advise the Chairman of the Board. A meeting of a Committee of the Board may be called by the Chairman of the Committee, by the Chairman of the Board, by such other Director(s) as may from time to time be authorized by the Chairman of the Committee, or by a majority of the Committee members, on not less than 48 hours notice to the members of the Committee specifying the place, date and time of the meeting. Meetings may be held at any time without notice if all members of the Committee waive notice. If a meeting of the Committee is called by anyone other than the Chairman of the Board, the person[s] calling the meeting shall so inform the Chairman of the Board and the Chairman of the Committee.

SECTION 4. A quorum at any meeting of the Board shall be a majority of the number of Board members fixed by the Board from time to time. A quorum at any meeting of a Committee of the Board shall be a majority of the Committee members.

        Exhibit 3(ii)

SECTION 5. The Board shall establish an Executive Committee, an Audit Committee, a Conduct Review Committee, a Governance and Nominating Committee and a Compensation Committee, and may establish such other Committees as it deems advisable to assist it in discharging its duties, and may establish Committee charters and otherwise delegate to those Committees such duties and responsibilities as may be permitted by law and as it deems necessary or advisable.

ARTICLE III
OFFICERS

The Chairman of the Board and the President and Chief Executive Officer shall be initially appointed by the Board of Directors. Officers at the level of Senior Vice President and above shall be initially appointed by the Chairman of the Board. The Board of Directors shall annually reappoint all officers at the level of Senior Vice President and above. Officers at a level below Senior Vice President may be appointed by the President and Chief Executive Officer. Any number of offices may be held by the same person. Such officers shall have such authority and perform such duties as normally pertain to their offices or as may from time to time be determined by the Board of Directors.

ARTICLE IV
INDEMNIFICATION

SECTION 1. In this Article, the following terms shall have the following meanings:

(a)
“expenses” means reasonable expenses incurred in a proceeding, including expenses of investigation and preparation, expenses in connection with an appearance as a witness, and fees and disbursement of counsel, accountants or other experts;

(b)	“liability” means an obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty or fine;

(c)	“party” includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding;

(d)	“proceeding” means any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative or investigative, and whether formal or informal.

SECTION 2. Subject to applicable law, if any person who is or was a director, officer or employee of the corporation is made a party to a proceeding because the person is or was a director, officer or employee of the corporation, the corporation shall indemnify the person, or the estate or personal representative of the person, from and against all liability and expenses incurred by the person in the proceeding (and advance to the person expenses incurred in the proceeding) if, with respect to the matter(s) giving rise to the proceeding:

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        Exhibit 3(ii)

(a)	the person conducted himself or herself in good faith; and

(b)	the person reasonably believed that his or her conduct was in the corporation’s best interests; and

(c)	in the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful; and

(d)	if the person is or was an employee of the corporation, the person acted in the ordinary course of the person’s employment with the corporation.

SECTION 3. Subject to applicable law, if any person who is or was serving as a director, officer, trustee, plan administrator or employee of another company or entity at the request of the corporation is made a party to a proceeding because the person is or was serving as a director, officer, trustee or employee of the other company or entity, the corporation shall indemnify the person, or the estate or personal representative of the person, from and against all liability and expenses incurred by the person in the proceeding (and advance to the person expenses incurred in the proceeding) if:

(a)
the person is or was appointed to serve at the request of the corporation as a director, officer, trustee or employee of the other company or entity in accordance with Indemnification Procedures approved by the Board of Directors of the corporation; and

(b)	with respect to the matter(s) giving rise to the proceeding:

(i)	the person conducted himself or herself in good faith; and

(ii)
the person reasonably believed that his or her conduct was at least not opposed to the corporation’s best interests (in the case of a trustee or plan administrator of one of the corporation’s staff benefits plans, this means that the person’s conduct was for a purpose the person reasonably believed to be in the interests of the plan participants); and

(iii)	in the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful; and

(iv)	if the person is or was an employee of the other company or entity, the person acted in the ordinary course of the person’s employment with the other company or entity.

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